Exhibit (a)(4)

i2 Announces Voluntary Employee Stock Option Exchange Offer

DALLAS – April 26, 2006 – i2 Technologies, Inc. (NASDAQ: ITWO) today announced that it has filed an exchange offer with the Securities and Exchange Commission under which eligible employees will have the opportunity to exchange certain stock options for restricted stock units.

i2 is offering to exchange outstanding options with exercise prices per share equal to or greater than $45.00. The number of restricted stock units to be issued in exchange for a properly tendered eligible option will be based on exchange ratios that depend on the exercise price of the tendered option. The exchange ratios represent the number of option shares to be exchanged for one restricted stock unit and range from 5-for-1 to 72-for-1.

In addition to better aligning the interests of employees with shareholders, the establishment of the option exchange program with these ratios is expected to reduce the number of shares of common stock subject to outstanding awards and the associated potential dilution.

The company’s CEO, CFO and members of the Board of Directors are not participating in the program.

The description of the option exchange offer contained herein is neither an offer to purchase nor a solicitation of an offer to sell securities of i2. The offer to exchange is a part of a tender offer statement on Schedule TO that i2 has filed with the SEC, copies of which will be delivered to eligible option holders. The Schedule TO is also available at the SEC’s website at www.sec.gov.

About i2

i2 helps business leaders make better supply chain decisions. i2’s flexible next generation solutions are designed to synchronize demand and supply across ever-changing global business networks. i2’s innovative supply chain management tools and services are pervasive in a wide cross-section of industries; 20 of the AMR Research Top 25 Global Supply Chains belong to i2 customers. Learn more at www.i2.com.

i2 is a registered trademark of i2 Technologies US, Inc. and i2 Technologies, Inc.

i2 Cautionary Language

This press release may contain forward-looking statements that involve risks and uncertainties, including forward-looking statements regarding i2’s ability to align employee interests with those of i2’s shareholders and i2’s ability to reduce the number of shares of common stock subject to outstanding awards and the associated dilution. These forward-looking statements involve risks and uncertainties that may cause actual results to differ from those projected.

Important factors that may cause such a difference for i2 in connection with the option exchange program include, but are not limited to, changes in the trading price of i2’s common stock during and after the program, the term of the exchange offer, the vesting schedule of the restricted stock units, the transfer restrictions applicable to the restricted stock units and tax consequences of the exchange and subsequent vesting of the restricted stock units. For a discussion of additional factors which could impact i2’s financial results and cause actual results to differ materially from those in forward-looking statements, please refer to i2’s most recent filings with the SEC, particularly the Annual Report on Form 10-K filed on March 15, 2006. i2 assumes no obligation to update the forward-looking information contained in this news release.

For More Information Please Contact:

Beth Elkin

i2 Corporate Communications

469-357-4225

beth_elkin@i2.com